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                                                               EXHIBIT NO. 10.15
                                   AGREEMENT

Agreement made as of the 23rd day of July 1999, by and between Alcan Aluminium Limited, a corporation incorporated under the laws of Canada with its registered office at 1188 Sherbrooke Street West, Montreal, Quebec, Canada H3A 3G2 (the "Corporation") and Jacques Bougie, residing at 676, avenue Dunlop, Outremont, Quebec, H2V 2W4 (the "Executive").

                                  WITNESSETH:

          WHEREAS, the Corporation believes that the establishment and maintenance of a sound and vital management of the Corporation is essential to the protection and enhancement of the interests of the Corporation and its shareholders; and

          WHEREAS, the Corporation also recognizes that the possibility of a Change of Control of the Corporation (as defined in Section 1 hereof), with the attendant uncertainties and risks, might result in the departure or distraction of key employees of the Corporation to the detriment of the Corporation and its shareholders; and

          WHEREAS, the Corporation has determined that it is appropriate to take steps to induce key employees to remain with the Corporation, and to reinforce and encourage their continued attention and dedication, when faced with the possibility of a Change of Control of the Corporation.

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1.   CHANGE OF CONTROL shall mean any of the following:

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     1.1   the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the United States Securities Exchange Act of 1934), in the aggregate, of securities of the Corporation representing twenty percent (20%) or more of the total combined voting power of the Corporation's then issued and outstanding voting securities entitled to vote in the general election for directors, by any person or entity or group of associated persons or entities (within the meaning of Section 13(d)(3) or 14(d)(2) of the United States Securities Exchange Act of
           1934) acting jointly or in concert (other than its subsidiaries or any employee benefit plan of either) (a "Person"), provided that, if a buyback of shares by the Corporation causes the Person to attain such limit, such limit shall not be deemed attained unless and until such Person acquires any such voting securities of the Corporation after the buyback that caused the level to be attained;

     1.2 the amalgamation, merger, arrangement, reorganization or consolidation of the Corporation with a Person (including for the purposes of this Agreement any transaction or series of transactions such as share exchange transaction with the same stated or effective objective) other than:

           (a) an amalgamation, merger, arrangement, reorganization or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) two-thirds or more of the combined voting power (based on normal issue voting) of the voting securities of the Corporation or such surviving or parent entity outstanding immediately after such amalgamation, merger, arrangement, reorganization or consolidation in substantially the same proportion as immediately prior to such amalgamation, merger, arrangement, reorganization or consolidation, without there occurring as a result or in connection therewith any substantial change in the composition of the Corporation's Board; or

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           (b)   an amalgamation, merger, arrangement, reorganization or
                 consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13-d-3 promulgated under the United States Securities Exchange Act of 1934), of securities representing more than the amounts set forth in paragraph 1.1 above;

     1.3 the approval by shareholders of the Corporation of any plan or proposal for the complete liquidation or dissolution of the Corporation;

     1.4 the issuance by the Corporation of shares (of the same or equivalent class as the principal class of publicly listed voted equity shares of the Corporation) in connection with an exchange offer acquisition (including, for the purposes of this Agreement, a series of connected exchange offer acquisitions), if such issuance results in the holders of the Corporation's principal class of publicly listed voting shares (immediately prior to the issuance) holding less than two-thirds of the total number outstanding (immediately following the issuance) and there occurs in connection therewith any substantial change in the composition of the Corporation's Board.

     1.5 the sale or other disposition of all or substantially all of the assets of the Corporation other than the sale or other disposition of all or substantially all of the assets of the Corporation either

           (a) to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power (based on normal issue voting) of the voting securities of the Corporation at the time of the sale; or

           (b) in a manner such that after such sale or other disposition the ultimate parent entity of the acquirer is, directly or indirectly, owned (based on normal issue voting) at least fifty percent (50%) by shareholders who immediately prior to such transaction owned at least fifty percent (50%) of the voting power (based on normal issue voting) of the Corporation immediately prior to such

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                transaction in materially the same proportion as owned by such shareholders immediately prior to such transaction;

                provided that there does not occur in connection therewith any substantial change in the composition of the Corporation's Board.

     1.6 the approval by the vote of the Corporation's holders voting shares of any amalgamation, merger, arrangement, reorganization or consolidation in which the Corporation will not survive as a publicly-owned corporation or should the Corporation for any reason become a subsidiary (as defined in the Canada Business Corporations
           Act) of any other corporation;

     1.7 individuals who, as of the close of business on the effective date of this Agreement, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least two-thirds of the Board; provided that any person becoming a Director subsequent to the close of business on the effective date of this Agreement, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the Management Proxy Circular of the Corporation in which such person is named a nominee for Director, without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual elected or nominated as a Director of the Corporation initially as a result of an actual or threatened proxy or election contest with respect to Directors, as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board or as a result of or in connection with any amalgamation, merger, arrangement, reorganization, consolidation or share exchange acquisition transaction by the Corporation with any Person, shall be deemed to be an Incumbent Director;

Only the first Change of Control after the date hereof shall be deemed a Change of Control hereunder.

2. TERM. This agreement shall commence on the date hereof and shall expire, unless previously terminated as provided herein, on the earliest of

     (i)   31st July 2002;

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     (ii)  the date of the Executive's death or termination as a result of
           Disability, as defined below;

     (iii) subject to Section 3 hereof, the date of the retirement or other termination of the Executive's employment voluntarily or involuntarily) with the Corporation prior to a Change of Control; or

     (iv) if prior to a Change of Control, the entity for which the Executive is then working ceases to be a Subsidiary, as defined in Section 8 hereof, of Corporation.

     Notwithstanding anything in this Agreement to the contrary, if the Corporation becomes obligated to make any payment to the Executive pursuant to the terms hereof at or prior to the expiration of this Agreement, then this Agreement shall remain in effect for such purposes until all of the Corporation's obligations hereunder are fulfilled. Further, the provisions of paragraph 9.1 hereunder shall survive and remain in effect notwithstanding the termination of this Agreement, the termination of the Executive's employment or any breach or repudiation of alleged breach or repudiation by the Corporation of this Agreement or any one or more of his terms.

     Disability shall have the meaning ascribed to such term in the Corporation's long term disability plan in which the Executive participates. A termination for Disability shall be deemed to occur when the Executive is terminated by the Corporation by written notice after the disability is established and the Executive remains disabled.


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3.   TERMINATION FOLLOWING CHANGE OF CONTROL.

     3.1 If, and only if, a Change of Control occurs and one of the following occurs: (i) the Executive's employment with the Corporation is terminated by the Corporation without Cause other than for Disability, or (ii) by the Executive for Good Reason, during the period running from the date of the Change of Control to twelve (12) months after the date of such Change of Control, then the Executive shall be entitled to the amounts provided in Section 4 upon such termination.

           In addition, notwithstanding the foregoing, in the event the Executive is either terminated without Cause or terminates employment for Good Reason (based on an event occurring within three (3) months prior the occurrence of a Change of Control) within three (3) months prior the occurrence of a Change of Control, such termination shall, upon the occurrence of a Change of Control, be deemed to be covered under the Agreement and the Executive shall be entitled to the amounts provided under Section 4 hereof reduced by any amounts otherwise received in connection with his termination of employment.

     3.2 As used in this Agreement, termination for Good Reason shall mean a termination by the Executive within ninety (90) days after the occurrence of the Good Reason event, failing which such event shall not constitute Good Reason under this Agreement. For purposes of this Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence of any of the following events without the Executive's express written consent:

           (i) any material diminution in the Executive's duties and responsibilities, authority (except in each case in connection with the termination of the Executive's employment for Cause or as a result of the Executive's death, or temporarily as a result of the Executive's illness or other absence,);

           (ii) a reduction in the Executive's annual base salary rate;

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          (iii) a relocation of the Executive's principal business location to an area outside the country of the Executive's principal business location at the time of the Change of Control;

           (iv) a failure by the Corporation after a Change of Control to continue any annual Executive Performance Award Plan, program or arrangement in which the Executive is then entitled to participate (the "Bonus Plans"), provided that any such plan(s) may be modified at the Corporation's discretion from time to time but shall be deemed terminated if (x) any such plan does not remain substantially in the form in effect prior to such modification and (y) if plans providing the Executive with substantially similar benefits are not substituted therefor ("Substitute Plans"), or a failure by the Corporation to continue the Executive as a participant in the Bonus Plans and Substitute Plans on at least the same basis as to potential amount of the bonus and the achievability thereof as the Executive participated immediately prior to any change in such plans of awards, in accordance with the Bonus Plans and the Substitute Plans;

           (v) a failure to permit the Executive after the Change of Control to participate in cash or equity based incentive plans and programs (i.e. the Corporation's Executive Deferred Share Unit Plan, Non-Qualified Deferred Compensation Plan, Executive Share Option
                Plan) other than Bonus Plans on a basis providing the Executive in the aggregate with an annualized award value in each fiscal year after the Change of Control at least equal to the aggregate annualized award value being provided by the Corporation to the Executive under such incentive plans and programs immediately prior to the Change of Control (with any awards intended not to be repeated on an annual basis allocated over the years the awards are intended to cover);

           (vi) the failure by the Corporation to continue in effect any employee benefit program such as a saving, pension, excess pension, medical, dental, disability, accident, life insurance plan or a

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                 relocation plan or policy or any other material plan, program, perquisite or policy of the Corporation intended to benefit the Executive in which the Executive is participating at the time of a Change of Control (or programs providing the Executive with at least substantially similar benefits) other than as a result of the normal expiration of any such employee benefit program in accordance with its terms as in effect at the time of a Change of Control, or taking of any action, or the failure to act, by the Corporation which would adversely affect the executive's continued participation in any of such employee benefit programs on at least as favourable a basis to the Executive as is the case on the date of a Change of Control; or which would materially reduce the Executive's benefits in the future under any of such employee benefit programs or deprive him of any material benefit enjoyed by the Executive at the time of a Change of Control;

           (vii) a material breach by the Corporation of any other written agreement with the Executive that remains uncured for twenty-one (21) days after written notice of such breach is given to the Corporation;

           (viii)failure of any successor (as defined in Section 10 herein) to assume in a writing delivered to the Executive the obligations hereunder within twenty-one (21) days after written notice by the Executive, or

           (ix) should the Corporation not survive as a publicly owned corporation or become a subsidiary of any other corporation as hereinabove referred to in which case there shall be deemed to have been a material diminution in the Executive's duties.

     3.3  As used in this Agreement, the term "Cause" shall mean

           (i) the failure by the Executive to attempt to substantially perform his or her duties and responsibilities with regard to the Corporation or any affiliate (other than any such failure resulting from the


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                 Executive's incapacity due to physical or mental illness of any such actual or anticipated failure by the Executive for Good Reason, as defined in paragraph 3.2) after demand for substantial performance is delivered by the Corporation that specifically identifies the manner in which the Corporation believes the Executive has failed to attempt to substantially perform his or her duties and responsibilities and a reasonable time for the Executive to correct or remedy;

           (ii) the willful engaging by the Executive in misconduct in connection with the Corporation or its business which is materially injurious to the Corporation monetarily or otherwise (including but not limited to conduct which is prohibited by the provisions of Section 9.1 herein); or

           (iii) any misappropriation or fraud with regard to the Corporation or any of the assets of the Corporation (other than good faith expense account disputes).

           For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done or omitted to be done, by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interests of the Corporation. In the event that the Executive alleges that the failure to attempt to perform his or her duties and responsibilities is due to a physical or mental illness, and thus not "Cause" under paragraph 3.3, the Executive shall be required to furnish the Corporation with a written statement from a licensed physician who is reasonably acceptable to the Corporation which confirms the Executive's inability to attempt to perform due to such physical or mental illness. A termination for Cause after a Change of Control shall be based only on events occurring after such Change of Control; provided, however, the foregoing limitation shall not apply to an event constituting Cause which was not discovered by the Corporation prior to a Change of Control.


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4.   COMPENSATION UPON TERMINATION.

     4.1 If the Executive's employment is terminated for Cause following a Change of Control or upon the occurrence of a Change of Control in a manner described in paragraph 3.1 the Corporation shall:

          (a) pay to the Date of Termination, the Executive's Base Salary, the prorated amount of the guideline award under the Corporation's Executive Performance Award Plan (EPA) and the cash value of any untaken and accrued vacations to the Date of Termination. The aggregate amount will be paid within five (5) days of the Date of Termination;

          (b) accrue service under the Corporation's pension plans to the Date of Termination;

          (c) maintain all other benefits and perquisites in which the Executive participates to the Date of Termination, but limited to the coverage in force under those benefit plans on the Date of Notice of Termination; and

          (d) not grant any options to purchase shares under the Alcan Executive Share Option Plan to the Executive between the date of Notice of Termination and the actual Date of Termination.

     4.2 In the event of Termination for Cause following a Change of Control, the Corporation's obligations to the Executive shall be limited to those under paragraph 4.1.

     4.3 If the Executive's employment is terminated after the first occurrence of a Change of Control in a manner described in paragraph 3.1 then, the Executive shall be entitled without regard to any contrary provisions of any benefit plan, to a severance pay, subject to the following paragraph, as provided below :

          (a) an amount equal to 36 times the Executive's monthly base salary on the Date of Termination;

          (b) an amount equal to 36 times the monthly EPA guideline amount in force on the Date of Termination; and

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          (c)  an amount equal to 36 times the monthly Mid-Term Incentive
               Program (MTIP) guideline amount in force on the Executive's Date of Termination.

          If the Date of Termination is before the Executive's declared retirement date, the severance pay shall be calculated using a number, in lieu of 36, equal to the number of months remaining to such retirement date, in each of sub-paragraphs (a), (b) and (c) above.

          The Executive may, in writing, (in the Notice of Termination or otherwise) direct the Corporation that the severance pay pursuant to the paragraph 4.3 hereof shall be paid, either:

          (i) in a lump sum payable within five (5) days of the Date of Termination where in such case, all benefit plan coverage cease on such date, or

          (ii) in 36 equal monthly installments, (or for a period consistent with the Corporation's practices as approved by the Personnel Committee of the Board) after having the Executive transferred to the non-active payroll of the Corporation where in such case all benefit plan coverage continue at the previous level for that same number of months except coverage under the Corporation's short-term and long-term disability plans, vacation program, eligibility in the Alcan Share Option Plan and perquisite benefit (car, financial and tax counseling, club membership) which shall cease on Date of Termination.

          Monthly installments paid on the non-active payroll shall be excluded in the calculation of pensionable earnings while the duration on the non-active payroll shall be included as service for calculating years of service under the Corporation's pension plans.

     4.4 Any loans owing by the Executive to the Corporation shall become due and payable as per the terms of the applicable loan agreement.

     4.5 After the occurrence of a Change of Control, as defined in Section I, all options under the Corporation's Executive Share Option Plan shall become immediately exercisable and all waiting periods and holding periods, as defined in such plan, shall be waived.

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5.   NOTICE OF TERMINATION.  After a Change of Control, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 13. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment.

6. DATE OF TERMINATION. "Date of termination", with respect to any purported termination of the Executive's employment after a Change of Control, shall mean the date specified in the Notice of Termination (which, in the case of a termination by the Corporation, shall not be less than thirty (30) days except in the case of a termination for Cause which shall be the date specified in the Notice of Termination and, in the case of a termination by the Executive for Good Reason, shall not be earlier than twelve (12) months after the Change of Control). In the event of Notice of Termination by the Corporation, the Executive may treat such notice as having a date of termination at any date between the date of the receipt of such notice and the date of termination indicated in the Notice of Termination by the Corporation; provided, that the Executive must give the Corporation written notice of the date of termination if he or she deems it to have occurred prior to the date of termination indicated in the notice.

7. NO DUTY TO MITIGATE/SET-OFF. The Corporation agrees that if the Executive's employment with the Corporation is terminated pursuant to this Agreement during the term of this Agreement, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Corporation pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive or benefit provided to the Executive as the result of employment by another employer or otherwise. Except as otherwise provided herein and apart from any disagreement between the Executive and the Corporation concerning interpretation of this Agreement or any term or provision hereof, the Corporation's obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive.


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8.   SERVICE WITH SUBSIDIARIES OR THE CORPORATION. For purposes of this
     Agreement, employment by the Corporation or a Subsidiary of the Corporation shall be deemed to be employment by the Corporation and references to the Corporation shall include all such entities, except that the payment obligation hereunder shall be solely that of the Corporation. A Change of Control, however, as used in this Agreement, shall refer only to a Change of Control of Alcan Aluminium Limited. For purposes of this Agreement a "Subsidiary" shall mean any entity in which the Corporation owns, directly or indirectly, at least fifty percent (50%) of the outstanding securities entitled to vote for the election of directors.

9.   CONFIDENTIALITY -- NO NON-COMPETITION -- NO RESIGNATION.

     9.1 The Executive shall not at any time during the term of this Agreement, or thereafter, directly or indirectly, for any reason whatsoever, communicate or disclose to any unauthorized person, firm or corporation, or use for the Executive's own account, without the prior written consent of the Board, any proprietary processes, trade secrets or other confidential data or information of the Corporation and its related and affiliated companies concerning their businesses or affairs, accounts, products, services or customers, it being understood, however, that the obligations of this Section shall not apply to the extent that the aforesaid maters (i) are disclosed in circumstances in which the Executive is legally required to do so, or
          (ii) become known to and available for use by the public other than by the Executive's wrongful act or omission.


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     9.2   Upon the occurrence of a Change of Control, any non-competition agreement between the Corporation and the Executive shall be considered null and void.

10. SUCCESSORS -- BINDING AGREEMENT. In addition to any obligations imposed by law upon any successor to the Corporation, the Corporation will require any successor (whether direct or indirect, by purchase, amalgamation, merger, arrangement, reorganization, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors and heirs. If the Executive shall die after termination of his employment while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate. This Agreement is personal to the Executive and neither this Agreement nor any rights hereunder may be assigned by the Executive.

11. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the entire Agreement between the parties hereto pertaining to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All references to any law shall be deemed also to refer to any successor provisions to such laws.


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12.  COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13. NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by registered mail, postage prepaid as follows:

     (i)   If to the Corporation, to:

           Alcan Aluminium Limited
           1188 Sherbrooke Street West
           Montreal, Quebec
           H3A 3G2

           Attention:  Corporate Secretary

     (ii) If to the Executive, to his last shown address on the books of the Corporation.

     Any such notice shall be deemed given when so delivered personally, or, if mailed, five days after the date of deposit in the Canadian mail. Any party may by notice given in accordance with this Section to the other parties, designate another address or person for receipt of notices hereunder.

14. SEVERABILITY. If any provisions of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.



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15.  LEGAL FEES.  In the event the Corporation does not make the payments due hereunder on a timely basis and the Executive collects any part or all of the payments provided for hereunder or otherwise successfully enforces the terms of this Agreement by or through a lawyer or lawyers, the Corporation shall pay all costs of such collection or enforcement, including reasonable legal fees and other reasonable fees and expenses which the Executive may incur. The Corporation shall pay to the Executive interest at the prime lending rate as announced from time to time by Royal Bank of Canada on all or any part of any amount to be paid to Executive hereunder that is not paid when due. The prime rate for each calendar quarter shall be the prime rate in effect on the first day of the calendar quarter.


16. NON-EXCLUSIVITY OF RIGHTS. Except as otherwise specifically provided therein, (i) nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive, equity or other plan or program provided by the Corporation and for which the Executive may qualify, nor (ii) shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other currently existing plan, agreement as to employment or severance from employment with the Corporation or statutory entitlements, provided, that to the extent such amounts are paid under paragraph 4.2(a) hereof or otherwise, they shall not be due under any such program, plan, agreement or statute. Amounts that are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Corporation, at or subsequent to the date of termination shall be payable in accordance with such plan or program, except as otherwise specifically provided herein.

17. NOT AN AGREEMENT OF EMPLOYMENT. This is not an agreement assuring employment and the Corporation reserves the right to terminate the Executive's employment at any time with or without cause, subject to the payment provisions hereof if such termination is after, or within three
     (3) months prior to, a Change of Control, as defined herein. The Executive acknowledges that he is aware that he shall have no claim against the Corporation hereunder or for deprivation of the right to receive the amounts hereunder as a result of any termination that does not specifically satisfy the requirements hereof or as a result of any other action taken by the Corporation. The foregoing shall not affect the Executive's rights under any other agreement with the Corporation.



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18.  GOVERNING LAW.  This Agreement shall be construed, interpreted, and governed  in accordance with the laws of the Province of Quebec.

19. ENGLISH LANGUAGE. The parties hereto declare that they require that this Agreement and any related documents be drawn up and executed in English. Les parties declarent qu'elles requierent que cette convention ainsi que tous documents relatifs a cette convention soient rediges et executes en anglais.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed and the Executive has hereunto set his hand as of the date first set forth above.

                                           ALCAN ALUMINIUM LIMITED



                                           BY: /s/ Dr. John R. Evans
                                           __________________________
                                                Dr. John R. Evans
                                                Chairman of the Board



                                           /s/ Jacques Bougie
                                           __________________________
                                                Jacques Bougie


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